Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Calvert Tax-Free Reserves, Inc.:

We consent to the use of our report, dated February 25, 2013, with respect to the financial statements of the Calvert Tax-Free Reserves Money Market Portfolio and the Calvert Tax-Free Bond Fund, each a series of the Calvert Tax-Free Reserves, Inc., as of December 31, 2012, incorporated herein by reference, and to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Custodians" in the Statements of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania

April 26, 2013